EX. 99.77O-Transactions effected pursuant to Rule 10f-3

1.      Name of Underwriter From Who Purchased:

        Bear Stearns & Co. Inc.
        Merrill Lynch Pierce, Fenner & Smith Inc.
        JP Morgan Securities Inc.
        Morgan Stanley & Co. Inc.


2.      Name of Underwriting syndicate members:

        Goldman Sachs & Co.
        Morgan Stanley
        JP Morgan
        Merrill Lynch & Co.


3.      Name of Issuer:

        KPMG Consulting, Inc.


4.      Title of Security:

        KPMG Consulting, Inc.


5.      Date of First Offering:

        02/07/01


6.      Dollar Amount Purchased:

        $27,216.00


7.      Number of Shares Purchased:

        1,512 Shares


8.      Price Per Unit:

        $18.00

9.      Resolution Approved by the Board of Tustees: